EXHIBIT 99

DATE: October 21, 2003

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES THIRD QUARTER 2003 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share for the 3rd Qtr of 2003 were $0.367 vs. $0.335 for the 3rd Qtr of 2002, up $0.032 or 9.6%
•	Noninterest Income for the 3rd Quarter of 2003 was $1.93 Million, up 24.3% from the prior year’s 3rd Qtr
•	Return on Average Equity for the 3rd Quarter of 2003 increased to 14.78% from 12.86% for the 3rd Qtr of 2002

YEAR TO DATE HIGHLIGHTS

•	Earnings Per Diluted Share for the nine months ended September 30, 2003 were $0.980 vs. $0.932 for the same period in 2002, up $0.048 or 5.2%
•	Noninterest Income for the nine months ended September 30, 2003 was $5.66 million, up 27.7% from the prior year
•	Return on Average Equity for the nine months ended September 30, 2003 increased to 12.82% from 11.86% for the same period in 2002

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation (“Company”) today reported net income for the third quarter ended September 30, 2003 of $0.367 per diluted share compared with $0.335 per diluted share for the quarter ended September 30, 2002, an increase of 9.6%. Actual earnings for the third quarter ended September 30, 2003 were $2,413,000 compared to $2,460,000 for the third quarter in 2002, a decrease of 1.9%.

Net income for the nine months ended September 30, 2003 was $6,680,000 or $0.980 per diluted share compared with $7,011,000 or $0.932 per diluted share for the same period in 2002. While actual earnings decreased for this period, diluted earnings per share increased by 5.2%.

Return on average equity for the quarter ended September 30, 2003 improved to 14.78% from 12.86% for the same period last year. Average equity declined by $11.2 million over the prior year’s 3rd quarter and net income decreased by $47,000. For the nine months ended September 30, 2003, return on average equity increased to 12.82% from last year’s 11.86%. For the nine months ended September 30, 2003, average equity decreased by $9.1 million to $69.5 million and net income decreased by $331,000. Average equity has declined primarily as a result of our stock repurchase program.

In addition to 100,000 shares repurchased in April 1999, the Company started the first of five 10% stock repurchase programs in October 1999. As of September 30, 2003 the Company had repurchased a total of 5,019,683 shares, or 46.2% of the total shares outstanding at March 1999 at an average price of $11.70 per share. During the quarter ended September 30, 2003, the Company repurchased 92,743 shares at an average price of $21.48. The Company began its sixth, and current, 10% repurchase program in March 2003 with a target to repurchase approximately 660,000 shares over a period of eighteen months. Through September 30, 2003, the Company repurchased 417,392 shares, or 63.2% of the sixth program, at an average price of $22.01.

Mr. Rhodes stated “We continue to make steady progress toward our previously stated objective to reach a 15% return on average equity by fiscal year end 2005. Progress in meeting this objective results from strong profitability combined with our capital management emphasis on share repurchases and dividend growth. Although quarterly and year to date total earnings are down slightly compared to our extraordinarily profitable 2002 year, we continue to achieve solid earnings per share growth. While we have seen some loan growth and have maintained very positive asset quality ratios, we continue to be concerned about softness in the Pacific Northwest economy.”

Net interest margin (net interest income divided by average earning assets) was 5.46% for the quarter ended September 30, 2003, up from this year’s second quarter net interest margin of 5.43% but down from 5.68% for the quarter ended September 30, 2002. Our ability to maintain a strong margin has been underpinned by Heritage Bank’s and Central Valley Bank’s ability to keep their cost of funds low. However, the extended low interest rate climate continues to cause declining loan yields with very little room to reduce an already low cost of funds. If this relatively low rate climate persists, management expects that the net interest margin will be difficult to maintain at this level.

Total assets increased $31.1 million or 5.3% to $618.6 million at September 30, 2003 from the September 30, 2002 balance of $587.5 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $27.7 million or 5.9% to $496.0 million at September 30, 2003 from $468.3 million at September 30, 2002. The increase in loans is a result of our ongoing focus on growing our commercial loan portfolio coupled with our commitment to growing our market share in Pierce County. Deposits increased $21.9 million or 4.4% to $524.6 million at September 30, 2003 from $502.7 million at September 30, 2002. Deposit growth has been a result of increases in transaction and savings accounts. Noninterest bearing transaction accounts have grown to 14.0% of total deposits as of September 30, 2003 from 12.0% as of September 30, 2002. Certificates of deposit have declined to 37.1% of total deposits as of September 30, 2003 from 42.3% of total deposits as of September 30, 2002.

Net interest income before the provision for loan loss was $7,529,000 for the quarter ended September 30, 2003 versus $7,609,000 for the quarter ended September 30, 2002, a decrease of 1.1% but up 2.8% or $206,000 from the second quarter of this year. The increase over this year’s second quarter is due in part to our Pierce County expansion. For the nine months ended September 30, 2003, net interest income before the provision for loan loss was $22,130,000 compared to $22,582,000 for the nine months ended September 30, 2002, which represents a decrease of 2.0%.

Noninterest expense was $5,607,000 for the quarter ended September 30, 2003 compared to $4,944,000 for the quarter ended September 30, 2002, an increase of 13.4%. For the nine months ended September 30, 2003, noninterest expense was $16,575,000 compared to $15,077,000 for the same period in 2002, an increase of 9.9%. Expense increases are the result of salary and occupancy expenses related to our Pierce County expansion, increases in Merchant Visa expense (offset by Merchant Visa income increases) and increased commissions related to the significant increase in our mortgage banking income. The efficiency ratio increased to 59.29% for the quarter ended September 30, 2003 from 53.96% for the quarter ended September 30, 2002. Year to date, the efficiency ratio increased to 59.65% for the nine months ended September 30, 2003 from 55.82% for the nine months ended September 30, 2002. The efficiency ratio was impacted by the increased levels of noninterest expense.

Nonperforming assets at September 30, 2003 were $1,017,000 or 0.16% of total assets, a decrease from $4,147,000 or 0.71% of total assets at September 30, 2002 and a small increase from the $869,000 or 0.15% of total assets as of June 30, 2003. The increase in the third quarter over the second quarter of this year is due to the addition of $319,000 in OREO assets all of which are expected to sell without a loss. The nonperforming assets to total assets ratio of 0.16% at September 30, 2003 is below the June 30, 2003 average ratio of 0.40% for West Coast publicly traded thrifts as monitored by D.A. Davidson and Company, and also compares favorably to the June 30, 2003 average ratio of 0.87% for West Coast publicly traded commercial banks.

Noninterest income was $1,929,000 for the quarter ended September 30, 2003 compared to $1,552,000 for the quarter ended September 30, 2002, an increase of 24.3%. For the nine months ended September 30, 2003, noninterest income was $5,656,000 compared to $4,428,000 for the same period in 2002, an increase of 27.7%. The increase for both the quarter and nine months periods is the result of strong mortgage banking income, which was up 91.8% for the nine months ended September 30, 2003 compared to the same period last year, and increased merchant visa income.

Brian Vance, President and Chief Operating Officer of Heritage Bank remarked, “We are pleased with our overall 3rd quarter performance, which was driven primarily by loan sale gains, continuing strong margin and, at the end of the quarter, commercial loan growth. Our mortgage loan sale gains were once again strong for the quarter, which coupled with service charge income, were the primary reasons for the increase in our non-interest income. We have experienced a slowdown in mortgage origination volumes and loan sale gains are not likely to be as strong in the fourth quarter. Even though refinance and loan modification activities have continued in our commercial loan portfolio, our net interest margin has remained quite strong. We actively manage our net interest margin, which continues to be aided by favorable deposit mix changes. We have also focused on asset growth as evidenced by our commercial lending growth.” Mr. Vance added, “We are also quite pleased with the our asset quality. Asset quality is always a high priority and during these economically challenging times, it is noteworthy that we were still able to substantially reduce non-performing loans from last year’s level.”

On September 23, 2003, the Company’s Board of Directors declared a dividend of 14.5 cents per share payable on October 27, 2003 to shareholders of record on October 15, 2003, an increase of .5 cents from the prior quarter’s dividend of 14.0 cents per share. This is the twenty-third consecutive quarterly dividend to be paid and the twenty-second consecutive quarterly increase of .5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	September 30, 2003	December 31, 2002	September 30, 2002
Loans held for sale	$3,550	$8,113	$7,206
Loans receivable	503,745	462,151	475,082
Allowance for loan losses	(7,729)	(6,874)	(6,809)

Net loans	496,016	455,277	468,273
Fed funds sold	6,550	7,950	7,900
Investment and interest earning deposits	59,676	70,191	47,293
Goodwill	6,640	6,640	6,640
Other assets	46,162	46,416	50,168

Total assets	$618,594	$594,587	$587,480

Deposits	$524,655	$517,116	$502,735
Borrowings	24,370	—	5,000
Other liabilities	5,335	5,074	6,528
Stockholders’ equity	64,234	72,397	73,217

Total liabilities and equity	$618,594	$594,587	$587,480

Other Data

At quarter end:
Nonaccrual loans	$665	$1,987	$3,822
Real estate owned	352	296	325

Nonperforming assets	$1,017	$2,283	$4,147
Allowance for loan losses to:
Loans	1.52%	1.46%	1.41%
Nonperforming loans	1,162.95%	346.05%	178.18%
Nonperforming assets to total assets	0.16%	0.38%	0.71%
Equity to assets ratio	10.38%	12.18%	12.46%
Book value per share	$10.13	$10.63	$10.55
Tangible book value per share	$9.08	$9.66	$9.59

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Interest income	$9,275	$10,007	$27,774	$30,533
Interest expense	1,746	2,398	5,644	7,951

Net interest income	7,529	7,609	22,130	22,582
Provision for loan losses	150	495	975	1,340
Noninterest income	1,929	1,552	5,656	4,428
Noninterest expense	5,607	4,944	16,575	15,077

Income before income taxes	3,701	3,722	10,236	10,593
Federal income tax	1,288	1,262	3,556	3,582

Net income	$2,413	$2,460	$6,680	$7,011

Earnings per share:
Basic	$0.381	$0.346	$1.017	$0.958
Diluted	$0.367	$0.335	$0.980	$0.932

Performance Ratios (1):
Net interest margin	5.46%	5.68%	5.42%	5.52%
Efficiency ratio (2)	59.29%	53.96%	59.65	55.82%
Return on average assets	1.61%	1.68%	1.51%	1.57%
Return on average equity	14.78%	12.86%	12.82%	11.86%

Weighted Average Common Shares Outstanding:
Basic	6,333,108	7,109,155	6,569,459	7,329,126
Diluted	6,569,160	7,344,266	6,812,932	7,531,533

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.